Exhibit 99.1

Series B Preferred Shareholder
Address

November 17, 2006

Apollo LNG, Inc.
3001 Knox Street, Suite 403
Dallas, Texas 75205
Attention: General Counsel

Re: Notice of Exercise of Series B Conversion Rights — Series B Preferred Stock

General Counsel:

Pursuant to Article Four Section C. at Section 2.d. of the Articles of Incorporation of Apollo LNG, Inc., as amended, this letter shall serve as formal notice of holder’s conversion of all of its shares of Series B Preferred Stock as follows:

Effective Date of Conversion:	November 17th, 2006

Series A Conversion Rights:	Convert into voting common stock of Apollo Resources International, Inc. (“Apollo”) at a conversion price of $0.25 per share of Apollo common stock

Number of Series A Preferred Shares to be Converted:	<#> Shares

Number of Common Shares Post-Conversion:	<#> Shares

The undersigned Holder hereby surrenders to Apollo LNG, Inc. the certificate representing the Series B Preferred Stock to be converted, duly endorsed or accompanied by a stock power duly executed in blank.

Should you have any questions, please feel free to contact me.

Sincerely,
Series B Preferred Shareholder

cc:           Dennis G. McLaughlin III, Chief Executive Officer